Exhibit 99.1

Cherokee Inc.	Integrated Corporate Relations, Inc.
6835 Valjean Ave.	12121 Wilshire Blvd. #300
Van Nuys, CA 91406	Los Angeles, CA 90025
(818) 908-9868	(310) 954-1100
Contact: Russell J. Riopelle, Chief Financial Officer	Contact: Andrew Greenebaum

For Immediate Release:

Cherokee Inc. Reports Record 3rd Quarter Revenues

•                  17.3% growth in royalties from International licensees vs. last year

•                  Dividend of $0.75 to be paid on December 14, 2007

VAN NUYS, CA (December 10, 2007) — Cherokee Inc. (NASDAQ:  CHKE), a leading global licensor and brand management company, today reported third quarter revenue and earnings for the quarter ended November 3, 2007 (“Third Quarter”).  Net revenues for the three months ended November 3, 2007 totaled $8.9 million, compared to revenues of $8.8 million in the third quarter of last year, despite the fact that this year’s Third Quarter did not include any revenues from Mossimo ($0.8 million was included in last year’s third quarter) because the Mossimo contract was ended during the fourth quarter of fiscal 2007.  Our net earnings for the three months ended November 3, 2007 totaled $3.7 million, or $0.41 per diluted share, compared to $3.28 million, or $0.37 per diluted share, in the year ago period.  Note that our Third Quarter provision for income taxes was favorably impacted by approximately $0.6 million of foreign exchange rate gains from the re-determination of certain foreign taxes previously paid, and the subsequent refund of such amounts, which reduced our effective income tax rate to 30.8% from 40.6% in the comparable quarter in the prior year.  The Company ended the quarter with cash and equivalents of $23.5 million, net receivables of $8.6 million and no debt.  The Company’s Third Quarter revenues also benefited from favorable exchange rate comparisons in royalties from most of its international licensees.

Selling, general and administrative expenses for the Third Quarter were $3.87 million, which is above the $3.5 million in the comparable period last year, primarily due to increases in salaries and payroll related expenses, and higher tax and auditing costs due to activities associated with tax matters pertaining to the Company’s adoption of FIN 48.  Interest and other income for the Third Quarter totaled $269,000 versus the $179,000 reported last year.

Robert Margolis, Chairman and CEO, said, “We are very proud of the stability and consistency of our financial results, and the strength of our balance sheet.  We are well positioned for further revenue growth over the next two years as a result of the launch of the Cherokee brand in various new markets worldwide, and are also confident we will realize greater contributions from our brand representation business.”

Howard Siegel, President of Cherokee, stated, “We are pleased with our results for the Third Quarter, fueled by the continued growth of our international royalty revenues due to the successful expansion of our business through our Cherokee ‘World Brand’ strategy.  Tesco’s royalty revenues totaled $3.7 million, or 41.6% of our total Third Quarter royalty revenues, which represents a 25.3% gain over last year’s third quarter revenues.  Tesco’s retail sales increased 37.2% as compared to last year’s third quarter.  Target’s retail sales declined 14.2% as compared to last year’s third quarter.  However, Target’s royalty revenues increased slightly to $3.29 million or about 37% of our total Third Quarter revenues, as compared to $3.26 million last year — due to higher royalty rates during our Third Quarter.  We also experienced dramatic royalty revenue growth of over 135% in Mexico with Comercial Mexicana as a result of our new retail direct license.  In addition, we look forward to new revenue streams beginning next year from the recent addition of new licensees for our Cherokee brand in Chile, Brazil, India, Israel and the Middle East.  We continue to seek new license agreements around the world utilizing our ‘World Branding’ strategy to expand upon our ten existing premier retail partners that encompass 28 countries.”

Russell J. Riopelle, Chief Financial Officer, added, “Our operating results during the Third quarter continue to reflect the strength and diversity of our revenue streams and our ability to generate significant free cash flow.  In addition to the $2.25 per share in dividends paid to shareholders through September, we will pay an additional dividend of $0.75 per share on December 14th as we continue to return profits and excess cash to our shareholders.”

About Cherokee Inc.

Cherokee Inc., based in Van Nuys, is a marketer, licensor and manager of a variety of brands it owns (Cherokee, Sideout, Carole Little and others) and represents.  Currently, Cherokee has licensing agreements in a number of categories, including family apparel, fashion accessories and footwear, as well as home furnishings and recreational products.  Premier clients for the Cherokee brand around the world include Target Stores (U.S.), Tesco (U.K., Ireland and certain other European and Asian countries), Zellers (Canada), Pick ‘n Pay (South Africa), Fawaz Al Hokair (Middle East), Grupo Pão de Acucar (Brazil), S.A.C.I. Falabella (Chile and Peru), Arvind Mills (India), Shufersal LTD. (Israel) and Comercial Mexicana (Mexico).  Premier clients for Cherokee’s Sideout brand include Mervyn’s (U.S.) and Shanghai Bolderway (China), and for Cherokee’s Carole Little brands include TJX Companies (U.S., Canada and Europe).

Statements included within this news release that are not historical in nature constitute forward-looking statements for the purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995.  When used, the words “anticipates”, “believes”, “expects”, “may”, “should” and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements included in this press release involve known and unknown risk and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such risks and uncertainties, include, but are not limited to, the effect of national and regional economic conditions, the financial condition of the apparel industry and the retail industry, the overall level of consumer spending, the effect of intense competition in the industry in which the Company operates, adverse changes in licensee or consumer acceptance of products bearing the Company’s brands as a result of fashion trends or otherwise, the ability and/or commitment of the Company’s licensees to design, manufacture and market Cherokee and Sideout branded products, the Company’s dependence on two licensees for most of the Company’s revenues, the Company’s dependence on its key management personnel, and adverse determinations of claims, liabilities or litigations.  A further list and description of these risk, uncertainties and other matters can be found in the Company’s Annual Report on Forms 10-K for Fiscal Year 2007, and in its periodic reports on Forms 10-Q and 8-K (if any).  Undue reliance should not be placed on the forward-looking statements contained herein because some or all of them may turn out to be wrong.  The Company disclaims any intent or obligation to update any of the forward-looking statements contained herein to reflect future events and developments.

CHEROKEE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

	Three months ended		Nine months ended
	November 3, 2007	October 28, 2006	November 3, 2007	October 28, 2006

Royalty revenues	$8,942,000	$8,801,000	$32,885,000	$34,438,000
Total selling, general and administrative expenses	3,865,000	3,460,000	11,984,000	11,171,000
Operating income	5,077,000	5,341,000	20,901,000	23,267,000
Other income (expenses) :
Interest expense	—	—	—	—
Investment and interest income	269,000	179,000	944,000	445,000
Total other income (expenses), net	269,000	179,000	944,000	445,000
Income before income taxes	5,346,000	5,520,000	21,845,000	23,712,000
Income tax provision	1,648,000	2,239,000	8,222,000	9,574,000
Net income	$3,698,000	$3,281,000	$13,623,000	$14,138,000
Basic earnings per share	$0.41	$0.37	$1.53	$1.61
Diluted earnings per share	$0.41	$0.37	$1.52	$1.60
Weighted average shares outstanding
Basic	8,913,069	8,803,063	8,892,057	8,795,802
Diluted	8,945,748	8,844,684	8,938,628	8,846,627
Effective Tax Rate	30.8%	40.6%	37.6%	40.4%

CHEROKEE INC.

CONSOLIDATED BALANCE SHEETS

Unaudited

	November 3, 2007	February 3, 2007
Assets
Current assets:
Cash and cash equivalents	$23,515,000	$44,565,000
Receivables	8,588,000	7,246,000
Taxes receivable	964,000	—
Prepaid expenses and other current assets	132,000	227,000
Deferred tax asset	1,202,000	1,792,000
Total current assets	34,401,000	53,830,000
Deferred tax asset	1,011,000	1,009,000
Property and equipment, net of accumulated depreciation of $653,000 and $596,000, respectively	196,000	216,000
Trademarks, net	10,388,000	7,232,000
Other assets	14,000	15,000
Total assets	$46,010,000	$62,302,000

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	1,251,000	927,000
Accrued compensation payable	3,303,000	8,590,000
Income taxes payable	1,481,000	10,023,000
Accrued dividends payable	6,685,000	6,627,000
Total current liabilities	12,720,000	26,167,000

Stockholders’ Equity:
Preferred stock, $.02 par value, 1,000,000 shares authorized
None issued and outstanding	—	—
Common stock, $.02 par value, 20,000,000 shares authorized, 8,913,902 and 8,834,310 shares issued and outstanding at November 3, 2007 and at February 3, 2007, respectively	178,000	176,000
Additional paid-in capital	15,928,000	11,960,000
Retained earnings	17,184,000	23,999,000
Stockholders’ equity	33,290,000	36,135,000
Total liabilities and stockholders’ equity	$46,010,000	$62,302,000